Exhibit 99.1

Dex Media CWA-Represented Employees Approve New Contract

DENVER — December 5, 2003 — The Communications Workers of America (CWA) has informed Dex Media, Inc. that CWA-represented employees of Dex Media have ratified a new three-year contract.

The contract with Dex Media covers about 1,470 CWA union members who work for the company in sales, operations and customer service positions in 14 Western and Midwestern states.

“Dex Media is pleased that union members voted to approve the contract,” said George Burnett, president and CEO — Dex Media.  “We believe the new agreement strikes a very good balance between providing our employees with strong pay and benefits and maintaining a competitive cost structure.  With the negotiations and vote behind us, we are all focused on meeting our customers’ expectations for effective directory products and customer service that leads the industry.”

The ratified contract runs through October 14, 2006.  It replaces the previous contract that expired on October 15, 2003.

About Dex Media

Dex Media, Inc. is the parent company of Dex Media East LLC and Dex Media West LLC. Dex Media, Inc., through its subsidiaries, provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions.  The official, exclusive publisher for Qwest Communications International Inc., Dex Media published 271 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico (including El Paso, Texas), North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming in 2002.  As the world’s largest privately-owned incumbent directory publisher, Dex Media produces and distributes 45 million print directories and CD-ROMs.  Its Internet directory, qwestdex.com, receives more than 85 million annual searches.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in the Company’s cash flow that could impair the Company’s ability to service its debt obligations; the Company’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors which could materially affect such forward-looking statements can be found in the Dex Media East LLC’s Form 10-Q and Dex Media West’s Offering Memorandum, dated August 15, 2003, including risk factors.  Investors, potential investors and other listeners are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:

Pat Nichols

Brooke Martellaro

303-784-1555	303-784-1197
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com